Exhibit 5.4

February 14, 2008

Flotek Industries, Inc.

2930 W. Sam Houston Parkway North

Suite 300

Houston, Texas 77043

Ladies and Gentlemen:

We have acted as special Utah counsel to Spidle Sales & Service, Inc., a Utah corporation (the “Company”) and a subsidiary of Flotek Industries, Inc. (“Flotek”), in connection with the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement No. 333-148384 on Form S-3 (the “Registration Statement”) filed by Flotek, the Company and certain other subsidiary guarantors of Flotek (together with the Company, the “Guarantors”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to certain of 5.25% Convertible Senior Notes due 2028 (the “Notes”) and the guarantees issued by the Guarantors with respect to the Notes (the “Guarantees”). The Notes and the Guarantees have been issued under the Indenture for Senior Debt Securities, dated as of February 14, 2008 (the “Base Indenture”), among Flotek, the Guarantors and American Stock Transfer & Trust Company, as trustee (the “Trustee”) and supplemented by a First Supplemental Indenture, dated as of February 14, 2008, among Flotek, the Company, the other Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). The Notes are being sold pursuant to an underwriting agreement, dated February 11, 2008 (the “Underwriting Agreement”), among Flotek, the Company, the other Guarantors and Bear, Stearns & Co., Inc.

For purposes of this letter, we have examined such questions of law as we have deemed necessary and appropriate and have also examined the following documents and instruments:

1.	the Indenture;

2.	the Global Security (as defined in the Indenture) representing the Notes;

3.	the Guarantees whose terms are set forth in the Indenture; and

4.	the Underwriting Agreement.

The Indenture, the Global Security, the Guarantees and the Underwriting Agreement are referred to collectively in this letter as the “Note Documents.”

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February 14, 2008

We have further examined:

A. A certified copy of the Articles of Incorporation of the Company (as amended, the “Articles”), and the Bylaws of the Company (the “Bylaws”);

B. A Certificate of Existence issued by the Division as of February 13, 2008, with respect to the Company, indicating that as of such date the Company was in good standing in the State of Utah (the “Certificate of Existence”);

C. The written consent of the Company’s Board of Directors, dated February 1, 2008, approving the Note Documents (the “Board Consent”); and

D. A Certificate executed by the Secretary of the Company, dated February 14, 2008 (the “Secretary’s Certificate”), which includes as an exhibit an incumbency certificate showing the signature of certain officers of the Company (the “Incumbency Certificate”).

The opinions set forth in this letter, as they relate to specific documents, relate to the specified documents and do not extend to documents, agreements, or instruments referred to in those documents (even if incorporated therein by reference) that are not expressly identified in this letter as having been examined by us.

The Note Documents purport to be governed by and construed in accordance with the laws of the State of New York. The opinions expressed herein are based and are limited to the laws of the State of Utah. Although some of our partners or attorneys are admitted to practice law in states other than the State of Utah, we have made no independent investigation of the laws of any state other than the State of Utah, and we do not purport to express any opinion concerning the laws of any state other than the State of Utah.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Utah.

2. The Company has the corporate power and authority under the laws of the State of Utah to execute and deliver the Note Documents.

3. The execution of the Note Documents has been duly authorized by the Company, and the Note Documents have been duly executed and delivered by the Company.

In rendering the foregoing opinions, we have assumed, with your consent:

(a) The genuineness of the signatures not witnessed;

Flotek Industries, Inc.

February 14, 2008

(b) The signatures of the natural persons executing the Note Documents on behalf of the Company are the signatures of those natural persons identified in the Incumbency Certificate, and the Note Documents were signed by such individuals;

(c) There are no shareholders of the Company other than Flotek;

(d) The authenticity of documents submitted as originals and the conformity to originals of documents submitted as copies;

(e) The legal capacity of all natural persons who executed the Note Documents and the Secretary’s Certificate;

(f) The Articles as filed with the Division are the actual and current articles of incorporation of the Company, and none of the Articles, Bylaws or the Board Consent have been amended, modified, rescinded or superseded;

(g) The Note Documents accurately describe and contain the understandings of each and every party thereto, and there are no oral or written statements or agreements by any of the parties to the Note Documents that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Note Documents; and

(h) The Note Documents have been duly authorized all requisite entity action on the part of each of the parties thereto other than the Company (collectively, the “Other Parties”), the execution, delivery and performance of the Note Documents by the Other Parties will not conflict with or violate any provision of any charter document, law, rule or regulation, judgment, order or decree, or agreement or other document binding upon or applicable to the Other Parties or their respective assets, all consents required of the Other Parties in connection with the authorization, execution, delivery and performance of the Note Documents, as well as all third party consents, have been obtained or waived, and each of the Note Documents has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, each party thereto, enforceable in accordance with its terms.

The opinions set forth above are subject to the following qualifications, comments and limitations:

(i) This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are based upon the law in effect, and factual matters as they exist, on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by any legislative action, judicial decision or otherwise.

(ii) To the extent that the Note Documents are incomplete, contain blanks, or refer to other agreements or documents, we express no opinion as to what effect, if any, such incomplete

Flotek Industries, Inc.

February 14, 2008

matters, blanks, or other items may have on the matters covered by this letter. In addition, to the extent that the Note Documents refer to or incorporate by reference any other document or item, we express no opinion as to such other document or item or as to the effect, if any, such reference or incorporations by reference may have on the matters covered by this letter.

(iii) We express no opinion (a) on the accuracy of any representation or warranty or the accuracy of any calculations, descriptions, or facts in the Note Documents or in any exhibit or schedule thereto or in any document referenced therein or related thereto; (b) regarding the content or adequacy of disclosures with respect to the Note Documents and the transactions contemplated thereby; (c) as to compliance with any federal or state securities laws or regulations; (d) as to the tax or accounting effects of, or the characterization of, the Note Documents or the transactions contemplated thereby; or (e) as to any disclosure or reporting obligations of the Company or any of the Other Parties and their respective participants, agents, successors and assigns with respect to the transactions contemplated by the Note Documents.

(iv) Our opinion at Paragraph 1 is based solely upon the Certificate of Existence.

(v) Our opinion at Paragraph 3 is based solely upon our review of the Articles, Bylaws, the Board Consent, and the Secretary’s Certificate.

This Opinion Letter is rendered solely to Flotek, and its permitted successors and assigns, and solely in connection with the Note Documents and the transactions contemplated thereby, and may not be relied upon by Flotek, its successors and assigns, or by any other person for any other purpose. This opinion letter is not to be referred to, or quoted in, any document, report, or financial statement or filed with, or delivered to, any governmental agency or any other person or entity without our prior written consent; except that we consent to the filing of this opinion letter as an exhibit to the Amendment. In giving this consent we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including the Amendment or this exhibit.

Very truly yours,

/s/ SNELL & WILMER L.L.P.

SNELL & WILMER L.L.P.